 Thursday January 11, 9:04 am Eastern Time

Press Release

The Plastic Surgery Co. Recruits Adam E.Romo
Jr. as New Chief Financial Officer

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Jan. 11, 2001--The Plastic Surgery Co. (AMEX:PSU - NEWS; WWW.TPSC.COM; WWW.IDEALME.COM), which owns, operates and provides specific business services to a national network of cosmetic surgery centers, today announced the appointment of Adam E. Romo Jr., CPA, as its new chief financial officer and secretary of its board of directors.

Romo is a seasoned senior financial officer, with over 16 years of experience with mature public and emerging, high-growth companies. He comes to The Plastic Surgery Co. with a very successful track record in raising equity capital, managing the development and building the infrastructure for rapidly growing, early stage companies and securing excellent, enduring relationships with Wall Street and commercial banks.

Romo was recruited to assist the company in building a network of wholly owned cosmetic surgery centers under the national brand of Personal Image Centers. Romo succeeds Gunnar Sundstrom, who helped manage the company’s initial public offering.

“We are delighted to have recruited a person of Adam’s experience and talent for this pivotal role in our senior management team,” commented Dennis Condon, president and chief executive officer of The Plastic Surgery Co. “We have a very ambitious business plan which requires the development of a sophisticated management information/IT infrastructure, carefully detailed investment and cash flow analyses and access to capital. Adam has the ability to direct us in these and many other important dimensions of our expansion.”

Prior to joining The Plastic Surgery Co., Romo was the chief financial officer of two early stage companies, MXG Media Inc. of Los Angeles, and Eatzi’s Corp. of Dallas. MXG Media was a multimedia Internet enterprise aimed at the Generation Y teen girl. Eatzi’s Corp. was a rapidly growing, $66 Million, specialty retailer of high-quality prepared meals to go.

In each of these positions, Romo was responsible for building the company’s financial function, managing its development and providing for the requisite equity and debt financing.

While both companies were in pre-profit stages, Romo successfully secured commitments totaling approximately $65 million in private institutional equity and established important commercial banking relationships. He built enduring research and banking relationships with Salomon Smith Barney, Goldman Sachs, CS First Boston and JP Morgan.

At MXG Media, Romo was responsible for developing the infrastructure to support the company’s expansion by nearly 100 employees in six months. He secured $25 million in private equity commitments and established a banking relationship with Silicon Valley Bank for this Internet start-up in early 2000.

The company’s initial public offering was permanently shelved with the downturn in the Internet sector. At Eatzi’s Corp., Romo managed the company’s infrastructure growth to over 1,500 employees in six locations. He was responsible for several company-managed private equity offerings, raising a total of approximately $40 million.

Romo’s earlier career included seven years in the audit department of KPMG Peat Marwick and progressive finance positions at Brinker International Inc., a multi-billion dollar, publicly traded, international restaurant company, with headquarters in Dallas.

Among Romo’s accomplishments at Brinker, was development of the finance department’s infrastructure and technological strategy to support the company’s growth from $500 million to over $2 billion in only five years. Romo is a certified public accountant and received his bachelor of business administration from the University of Texas.

“I am very excited about the prospects for The Plastic Surgery Co. and the vision of senior management,” said Romo. “I genuinely believe that my experience with emerging public companies, multi-location specialty retail businesses and Wall Street will be a real asset to the company, particularly in realizing its two to three year rollout of company-owned cosmetic surgery centers. I consider myself fortunate to have joined this team and to be part of this tremendous opportunity.”

The Plastic Surgery Co. owns, operates and provides business development services to a national network of cosmetic surgery centers in the United States. The Plastic Surgery Co. trades on the AMEX under the symbol PSU. For more information about the company see www.idealme.com.